EXHIBIT 24



                       INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in Registration Statements Nos. 33-53953, 33-32740, 33-35525, 33-47828, and
33-63398 of The E.W. Scripps Company and subsidiary companies on Form S-8 and No. 33-43989 of The E.W. Scripps Company and subsidiary companies on Form S-3 of our report dated January 23, 1995 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the changes in accounting for certain investments and for postretirement benefits other than pensions), appearing in this Annual Report on Form 10-K of The E.W. Scripps Company and subsidiary companies for the year ended December 31, 1994.





DELOITTE & TOUCHE LLP
Cincinnati, Ohio
March 29, 1995